BARCLAYS DRYROCK ISSUANCE TRUST

Series 2023-1

Explanatory Note

This Free Writing Prospectus was originally filed on April 12, 2023 under file numbers 333-228394 and 333-228394-02 and CIKs 0001552111 (Barclays Dryrock Issuance Trust) and 0001551964 (Barclays Dryrock Funding LLC). This filing is being made solely for the purpose of filing this Free Writing Prospectus under file numbers 333-264933 and 333-264933-01. In all other respects, the Free Writing Prospectus remains unmodified.

The issuer has prepared a preliminary prospectus subject to completion dated April 12, 2023 which describes the Series 2023-1 notes to be issued by the issuer. You should review the preliminary prospectus in its entirety before deciding to purchase any of the Series 2023-1 notes.

Ratings

The issuer will issue the Series 2023-1 notes only if the Class A notes are rated by the following nationally recognized statistical rating organizations as follows:

Fitch Ratings, Inc.	AAAsf*
S&P Global Ratings	AAA (sf)*

Other Fees and Expenses

The following describes the compensation expected to be paid to the nationally recognized statistical rating organizations hired to rate the Series 2023-1 notes for the period beginning with their retention and ending three years after the closing date. The amount includes initial fees and surveillance fees.

Fitch Ratings, Inc.	$195,000
S&P Global Ratings	$235,000

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Barclays

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The issuer has filed a registration statement as amended (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1(888) 603-5847 or by emailing abssyndicatedam@barclays.com.

*An “sf” or “(sf)” in the credit rating denotes an identification for structured finance product ratings that was implemented by the rating agencies as of September 2010.